                                                                    EXHIBIT 12.1

                            MAVERICK TUBE CORPORATION
                       Ratios of Earnings to Fixed Charges
                          (in thousands except ratios)

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

                                          Nine                                                   Three
                                         Months                                                  Months
                                         Ended                      Year Ended                   Ended
                                       September                   December 31,                 December    Year Ended
                                          30,        ---------------------------------------      31,      September 30,
                                         2004         2003      2002        2001      2000       1999          1999
                                     -------------   -------   -------     -------   -------   ---------   -------------
Pretax income (loss) from
continuing operations                $     252,967   $35,705   $ 6,163     $60,466   $33,463   $   4,346   $      (5,445)
                                     -------------   -------   -------     -------   -------   ---------   -------------

Fixed Charges:
   Interest expense including
     amortized debt issuance costs           7,371     9,637     4,325       3,090     3,177         285           2,271
   Capitalized interest                        595       670       616       1,251     2,937         249             543
   Interest portion of rent
     expense (1)                               822     1,332     1,368       1,452     1,260         286           1,025
                                     -------------   -------   -------     -------   -------   ---------   -------------
Total Fixed Charges                  $       8,788   $11,639   $ 6,309     $ 5,793   $ 7,374   $     820   $       3,839
                                     -------------   -------   -------     -------   -------   ---------   -------------


Plus amortization of capitalized
  interest
Less capitalized interest                      285       380       380         380       380          46             168
                                               595       670       616       1,251     2,937         249             543

Earnings (loss)                      $     261,445   $47,054   $12,236     $65,388   $38,280   $   4,963   $      (1,982)
                                     =============   =======   =======     =======   =======   =========   =============


Ratio of Earnings to Fixed
  Charges(2)                                  29.8       4.0       1.9        11.3       5.2         6.1             N/A

Deficiency in Earnings(3)                      N/A       N/A       N/A         N/A       N/A         N/A   $      (5,822)

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(1)      Calculated as one-third of rent expense, which is a reasonable approximation of the interest factor.

(2) This ratio is computed by dividing the earnings by the total fixed charges for the applicable period. Earnings is defined as pre-tax income from continuing operations, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges represent total interest charges (including capitalized interest), capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

(3) Due to the pretax losses for the year-ended September 30, 1999, the ratio coverage was less than 1:1.